SCHEDULE 14A INFORMATION
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Rogue Wave Software, Inc.

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ROGUE WAVE SOFTWARE, INC.
5500 FLATIRON PARKWAY
BOULDER, COLORADO 80301

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON FEBRUARY 14, 2003

TO THE STOCKHOLDERS OF ROGUE WAVE SOFTWARE, INC.:

Notice Is Hereby Given that the Annual Meeting of Stockholders of Rogue Wave Software, Inc., a Delaware corporation (the “Company”), will be held on Friday, February 14, 2003, at 8:00 a.m. mountain time at the offices of the Company, located at 5500 Flatiron Parkway, Boulder, Colorado 80301 for the following purpose:

1.	To elect directors to serve for the ensuing year and until their successors are elected.

2.	To ratify the selection of KPMG LLP as independent auditors of the Company for its fiscal year ending September 30, 2003.

3.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

The Board of Directors has fixed the close of business on January 9, 2003, as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

By Order of the Board of Directors
Merle A. Waterman
Vice President, Chief Financial Officer and Secretary

Boulder, Colorado
January 15, 2003

All Stockholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. Even if you have given your proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

ROGUE WAVE SOFTWARE, INC.
5500 FLATIRON PARKWAY
BOULDER, COLORADO 80301

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS

FEBRUARY 14, 2003

INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

The enclosed proxy is solicited on behalf of the Board of Directors of Rogue Wave Software, Inc., a Delaware corporation (the “Company”), for use at the Annual Meeting of Stockholders to be held on Friday, February 14, 2003, at 8:00 a.m. mountain time (the “Annual Meeting”), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the offices of the Company, located at 5500 Flatiron Parkway, Boulder, Colorado 80301. The Company intends to mail this proxy statement and accompanying proxy card on or about January 15, 2003 to all stockholders entitled to vote at the Annual Meeting.

SOLICITATION

The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

VOTING RIGHTS AND OUTSTANDING SHARES

Only holders of record of Common Stock at the close of business on January 9, 2003 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on January 9, 2003 the Company had outstanding 10,152,052 shares of Common Stock.

Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders. Abstentions will have no effect on the election of directors, and will have the same effect as negative votes on all other maters voted on at the Annual Meeting. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved.

REVOCABILITY OF PROXIES

Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company’s principal executive office, 5500 Flatiron Parkway, Boulder, Colorado, 80301, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

STOCKHOLDER PROPOSALS

The deadline for submitting a stockholder proposal for inclusion in the Company’s proxy statement and form of proxy for the Company’s 2004 annual meeting of stockholders pursuant to Rule 14a-8, “Shareholder Proposals,” of the Securities and Exchange Commission is September 15, 2003. The deadline for submitting a stockholder proposal or a nomination for director that is not to be included in such proxy statement and proxy is December 16, 2003. However, unless a stockholder notifies the Company of such matter prior to October 29, 2003, management will have discretionary authority to vote all shares for which it has proxies in opposition to such matter. Stockholders are also advised to review the Company’s By-laws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

PROPOSAL 1

ELECTION OF DIRECTORS

The Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide that the number of directors which shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted by the Board of Directors. Each director shall be elected at each annual meeting of stockholders for a term of one year. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors, unless the Board determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders. A director appointed by the Board to fill a vacancy (including a vacancy created by an increase in the Board of Directors) shall serve for the remainder of the full term in which the vacancy occurred and until such director’s successor is elected and qualified.

The Board of Directors is presently composed of five members, all of whom have been elected by the stockholders. Each of the nominees for election is currently a director of the Company. If elected at the Annual Meeting, each of the nominees would serve until the next annual meeting of stockholders and until his or her successor is elected and has qualified, or until such director’s earlier death, resignation or removal.

Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the five nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve.

Nominees

The name of the nominees and certain biographical information about them are set forth below:

Name	Age	Position
John Floisand	58	Chairman of the Board and Chief Executive Officer
Thomas M. Atwood (2)	52	Director
Louis C. Cole (1)(2)	57	Director
Margaret M. Norton (2)	48	Director
Marc H. Sternfeld (1)	55	Director

(1)	Member of the Compensation Committee

(2)	Member of the Audit Committee

Set forth below is biographical information for each person nominated.

John Floisand

Mr. Floisand has been a director of the Company since March 2000 and on April 10, 2002 became the Chairman of the Board. In October 2001, Mr. Floisand was appointed the interim Chief Executive Officer and in January 2002 Mr. Floisand was appointed the Chief Executive Officer. Mr. Floisand served as President and Chief Executive Officer of Personic, Inc., a software development company, from September 1999 to October 2000, at which time he retired. From 1995 to August 1999, Mr. Floisand was employed by Borland Corporation, a software tools manufacturer, where he served as Senior Vice President of Worldwide Sales. Mr. Floisand was employed by Apple Computer from 1983 to 1995, where he last served as President of Apple Pacific and Senior Vice President of Apple Computer. Prior to joining Apple Computer, Mr. Floisand was the Managing Director and Chairman of Base2, a distributor of Apple products.

Thomas M. Atwood

Mr. Atwood has been a director of the Company since October 1994. Since 1999, Mr. Atwood has served as the Chief Executive Officer of Mission Broadband, a broadband media services company. Prior to 1999, he served as President and Chief Operations Officer of Site/X3, an Internet professional services firm and as Executive Vice President of eMotion, Inc., a software company that was sold in early 1999 to Cinebase Software. Mr. Atwood was Chief Executive Officer of Cinebase Software, a software company, from June 1996 until June 1997. Prior to June 1996, he founded Object Design, a software company, in 1988 and served as its Chairman through December 1995.

Louis C. Cole

Mr. Cole has been a director of the Company since July 1997. Between June 1989 and October 2000, Mr. Cole served as the President and Chief Executive Officer, and from June 1995 to October 2000 as Chairman of the Board, of Legato Systems, Inc., a network storage management software company, at which time he retired. Prior to that, from March 1987 until July 1988, Mr. Cole served as Executive Vice President of Novell, Inc., a manufacturer of computer networking equipment and software. Mr. Cole also serves as a director of Tricord Software and Peerless Systems.

Margaret M. Norton

Ms. Norton has been a director of the Company since January 2000. Since September 2002, Ms. Norton has been employed as the Chief Marketing Officer of Mobiletec Inc., a software company that sells download server and provisioning software to the wireless carriers for over the air content services. From 1998 to 2002, Ms. Norton was a self-employed consultant. From 1994 to 1998, Ms. Norton served as the General Manager, Senior Vice President of Octel Communications, which was acquired by Lucent Technologies in 1997. Between 1988 and 1994, Ms. Norton served in various business development and marketing roles for Octel Communications. Prior to joining Octel Communications, Ms. Norton worked for Southern New England Telephone Company for approximately 11 years, where she last served as the Director of Marketing.

Marc H. Sternfeld

Mr. Sternfeld has been a director of the Company since April 2001. Mr. Sternfeld joined Duetsche Bank in 1996 where he served as a Managing Director as well as head of its Global Technology and Operations Division until his retirement in December 2000. From 1987 to 1996, Mr. Sternfeld was employed by Salomon Brothers as head of its Information Technology Division and later as head of the Operations Division. Prior to working for Salomon Brothers, Mr. Sternfeld joined Andersen Consulting in 1975 as a Senior Analyst and in 1982 became a Partner.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF EACH NAMED NOMINEE.

BOARD COMMITTEES AND MEETINGS

During the fiscal year ended September 30, 2002, the Board of Directors held five meetings. The Board has an Audit Committee and a Compensation Committee.

Management is responsible for the Company’s internal controls, financial reporting process and compliance with laws and regulations and ethical business standards. The independent auditors are responsible for performing an independent audit of the Company’s financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The primary purpose of the Audit Committee is to review accounting procedures and methods employed in connection with audit programs and related management policies. Its duties include (1) recommending the independent auditors for the Company, (2) reviewing the scope of the audit to be conducted by them, (3) meeting with the independent auditors concerning the results of their audit, and (4) overseeing the scope and accuracy of the Company’s system of internal accounting controls.

The Audit Committee is the principal liaison between the Board of Directors and the independent auditors for the Company. The functions of the Audit Committee are not intended to duplicate or to certify the activities of management and the independent auditors and are in no way designed to supersede or alter the traditional responsibilities of the Company’s management and independent auditors. The Audit Committee’s role does not provide any special assurances with regard to the Company’s financial statements, nor does it involve a professional evaluation of the quality of the audits performed by the independent auditors. The Audit Committee is composed of three non-employee directors: Mr. Atwood, Mr. Cole and Ms. Norton. All members of the Company’s Audit Committee are independent (as independence is defined in Rule 4200(a)(15) of the NASD listing standards, as may be modified from time to time). The Board of Directors has adopted a written charter for the Audit Committee. During the fiscal year ended September 30, 2002, the Audit Committee conducted six meetings.

The Compensation Committee is responsible for continually reviewing the Company’s compensation and benefit programs and making recommendations regarding these programs to the Board of Directors from time to time. The Committee consists of Mr. Sternfeld and Mr. Cole. The Compensation Committee conducted one meeting during the fiscal year ended September 30, 2002.

During the fiscal year ended September 30, 2002, each director attended at least 75% of the aggregate of the meetings of the Board and of the committees on which they served, held during the period for which each was a director or committee member, respectively.

AUDIT COMMITTEE REPORT TO STOCKHOLDERS (1)

In connection with the September 30, 2002 financial statements, the Audit Committee: (1) reviewed and discussed the audited financial statements with management; (2) discussed with the auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as may be modified or supplemented; and (3) received written disclosures and the letter from the auditors required by Independence Standards Board Statement No. 1 and has discussed with the independent auditors the independent auditor’s independence. Based upon these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the last fiscal year filed with the Securities and Exchange Commission.

By the Audit Committee

Thomas M. Atwood
Louis C. Cole
Margaret M. Norton

(1)
The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference in any filing of the Company under the 1933 Act or the 1934 Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Board of Directors has selected KPMG LLP as the Company’s independent auditors for the fiscal year ending September 30, 2002, and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. Representatives of KPMG LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

AUDIT FEES

The aggregate fees billed for professional services rendered by KPMG LLP for fiscal 2002 for the audit of the Company’s annual financial statements for 2002 and for the review of the financial statements included in the Company’s Forms 10-Q for 2002 were $99,000.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION

No financial information systems design and implementation fees have been paid in fiscal 2002.

ALL OTHER FEES

KPMG LLP has billed the Company approximately $138,950 in the aggregate, for professional services rendered by it for all services other than those services covered in the audit fees for the Company’s 2002 fiscal year. These other services include services rendered for income tax preparation, transfer price study, audit of the Company’s 401(k) benefit plan and consultations on the effects of various tax and accounting issues. The Audit Committee has considered whether the provision of non-audit services by the Company’s principal auditor is compatible with maintaining auditor independence.

Stockholder ratification of the selection of KPMG LLP as the Company’s independent auditors is not required by the Company’s By-laws or otherwise. However, the Board is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of KPMG LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 2.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of the Company’s Common Stock as of December 31, 2002, by: (i) each director and nominee for director; (ii) each of the Named Executive Officers identified in the Summary Compensation Table; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its Common Stock.

	Shares Beneficially Owned (1)
Principal Stockholders, Directors and Executive Officers	Number of Shares	Percent of Total

AWM Investment Company, Inc.	1,517,424	14.9%

Thomas Keffer	1,217,260	12.0

Paradigm Capital Management.	892,800	8.8

Dimensional Fund Advisors, Inc	708,000	7.0

William D. Witter, Inc	675,608	6.7

John Floisand (2)	284,989	2.7

Merle A. Waterman (3)	225,361	2.2

John A. Racioppi (4)	105,000	1.0

Thomas M. Atwood (5)	44,333	*

Louis C. Cole (6)	29,312	*

Margaret M. Norton (7)	20,500	*

Marc H. Sternfeld (8)	11,944	*

Marc A. Manley (9)	1,000	*

Charles M. O’Neill (10)	0	*

All executive officers and directors as a group (9 persons) (11)	722,439	6.7%

*	Less than one percent.

(1)
This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G (if any) filed with the Securities and Exchange Commission (the “SEC”). Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 10,152,052 shares outstanding on December 31, 2002, adjusted as required by rules promulgated by the SEC.

(2)	Includes 277,764 shares issuable pursuant to options exercisable within 60 days of December 31, 2002.

(3)	Includes 221,041 shares issuable pursuant to options exercisable within 60 days of December 31, 2002.

(4)	Includes 105,000 shares issuable pursuant to options exercisable within 60 days of December 31, 2002.

(5)	Includes 44,333 shares issuable pursuant to options exercisable within 60 days of December 31, 2002.

(6)	Includes 29,312 shares issuable pursuant to options exercisable within 60 days of December 31, 2002.

(7)	Includes 20,500 shares issuable pursuant to options exercisable within 60 days of December 31, 2002.

(8)	Includes 11,944 shares issuable pursuant to options exercisable within 60 days of December 31, 2002.

(9)	As a result of his resignation in October 2002, Mr. Manley’s options expired on January 7, 2003.

(10)	As a result of his resignation in November 2002, Mr. O’Neill’s options expired in February 2003.

(11)
Includes 12,545 shares of Common Stock and 709,894 shares subject to options exercisable within 60 days of December 31, 2002, held by directors and executive officers of the Company and entities affiliated with such persons. See Notes 2 through 10 above.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended September 30, 2002, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

EXECUTIVE COMPENSATION

COMPENSATION OF DIRECTORS

The Company’s non-employee directors receive $1,500 for each quarterly Board of Directors meeting attended in addition to being reimbursed for certain expenses in connection with their attendance at Board and committee meetings. In the fiscal year ended September 30, 2002, the total compensation paid to each non-employee directors was $22,500. On the date of each annual meeting of the stockholders of the Company, each non-employee director who has continuously served as a non-employee director since the last annual meeting will be granted an option to purchase 3,500 shares of Common Stock, and each other person who is then a non-employee director will be granted an option to purchase a prorated number of shares of Common Stock, based on the number of days such person has continuously served as a non-employee director since the last annual meeting. These options are fully vested when granted.

COMPENSATION OF EXECUTIVE OFFICERS

SUMMARY OF COMPENSATION

The following table shows for the fiscal year ended September 30, 2002, compensation awarded or paid to, or earned by the Company’s (i) Chief Executive Officer and (ii) four most highly compensated executive officers employed at September 30, 2002 other than the Chief Executive Officer (collectively the “Named Executive Officers”).

SUMMARY COMPENSATION TABLE

Name and Principal Position	Fiscal Year	Annual Compensation				Long-Term Compensation	All Other Compensation ($)(1)
		Salary ($)		Bonus ($)		Securities Underlying Options(#)
John Floisand (2) Chairman of the Board and Chief Executive Officer	2002 2001 2000	$ $ $	307,257 — —	$ $ $	— — —	502,625 — —	$ $ $	24,052 — —

Charles M. O’Neill (3) Vice President, Professional Services	2002 2001 2000	$ $ $	196,359 200,000 134,500	$ $ $	— 22,500 46,915	20,000 140,000 30,000	$ $ $	6,016 9,229 5,918

John A. Racioppi (4) Executive Vice President of Worldwide Sales and Operations	2002 2001 2000	$ $ $	129,692 — —	$ $ $	43,250 — —	220,000 — —	$ $ $	5,533 — —

Merle A. Waterman (5) Vice President, Chief Financial Officer	2002 2001 2000	$ $ $	196,359 200,000 93,319	$ $ $	5,000 22,500 31,750	20,000 135,335 30,000	$ $ $	11,322 13,370 6,392

Marc A. Manley (6) Vice President of Development	2002 2001 2000	$ $ $	196,359 68,974 —	$ $ $	— — —	20,000 100,000 —	$ $ $	64,399 50,652 —

(1)	Consists of amounts received pursuant to the Company’s Profit Sharing Plan, 401(k) Company Matching Funds, relocation compensation and employee stock purchase plan proceeds, as applicable.

(2)
Mr. Floisand was appointed the interim Chief Executive Officer in October 2001. In January 2002, Mr. Floisand was appointed the Chief Executive Officer. In fiscal 2002, Mr. Floisand received 401(k) Company matching funds of $5,841, employee stock purchase plan proceeds of $2,211 and a housing and car allowance of $16,000. Mr. Floisand is currently being paid an annual salary of $325,000 with an annual housing and car allowance of $76,800. In addition, on June 5, 2002 the Company entered into a $500,000 non-interest bearing loan with Mr. Floisand in connection with his relocation to Boulder. The loan matures on the earlier of June 5, 2006 or 180 days after termination of employment with the Company. The Company has entered into an agreement with Mr. Floisand that if released from employment for no cause or in the event of a change in control, Mr. Floisand will receive a lump sum payment equal to one year of base salary.

(3)
Mr. O’Neill resigned from the Company in November 2002. Mr. O’Neill received profit sharing compensation of $346 and $255 in fiscal 2001 and 2000, respectively. Mr. O’Neill received 401(k) Company matching funds of $6,016, $8,883 and $5,663 in fiscal 2002, 2001 and 2000, respectively.

(4)
Mr. Racioppi was appointed the Executive Vice President, Worldwide Sales and Operations in October 2002 after serving as the Company’s Vice President and General Manager of Americas from February 2002 through September 2002. Mr. Racioppi received 401(k) Company matching funds of $5,533 in fiscal 2002. Mr. Racioppi is being paid an annual salary of $200,000.

(5)
Mr. Waterman received profit sharing compensation of $346 and $255 in fiscal 2001 and 2000, respectively. Mr. Waterman received 401(k) Company matching funds of $7,599, $8,441 and $4,738 in fiscal 2002, 2001 and 2000, respectively. Mr. Waterman also received employee stock purchase plan proceeds of $3,723, $4,583 and $1,399 in fiscal 2002, 2001 and 2000, respectively. Mr. Waterman is being paid an annual salary of $200,000.

(6)
Mr. Manley resigned from the Company in October 2002. In fiscal 2002, Mr. Manley received 401(k) Company matching funds of $7,946 and relocation compensation of $56,453. In fiscal 2001, Mr. Manley received 401(k) Company matching funds of $3,070 and relocation compensation of $47,582.

STOCK OPTION GRANTS AND EXERCISES

The Company has granted incentive stock options to its executive officers under the 1997 and 1996 Equity Incentive Plans. As of September 30, 2002, options to purchase a total of 4,386,997 and 836,309 shares were outstanding under the 1997 and 1996 Equity Incentive Plan, respectively, and options to purchase 2,368,689 and 1,041,921 shares remain available for grant thereunder, respectively. The following tables show for the fiscal year ended September 30, 2002, certain information regarding options granted to, exercised by, and held at year-end by, the Named Executive Officers:

OPTION GRANTS IN LAST FISCAL YEAR

Name	Individual Grants
	Number of Securities Underlying Options Granted(#)(1)	% of Total Options Granted to Employees in Fiscal Year(2)	Exercise or Base Price ($/Sh)(3)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term($)(4)
					5%	10%
John Floisand	12,500	0.5%	$2.61	10/08/11	$20,518	$51,996

	500,000	20.2%	$3.20	01/02/12	$1,006,231	$2,549,988

	2,625	0.1%	$3.53	01/17/12	$5,827	$14,768

Charles M. O’Neill (5)	20,000	0.8%	$2.68	07/10/12	$33,709	$85,425

John A. Racioppi	200,000	8.1%	$3.46	02/01/12	$435,195	$1,102,870

	20,000	0.8%	$2.68	07/10/12	$33,709	$85,425

Merle A. Waterman	20,000	0.8%	$2.68	07/10/12	$33,709	$85,425

Marc A. Manley (6)	20,000	0.8%	$2.68	07/10/12	$33,709	$85,425

(1)
Options shown were granted under the Company’s 1997 and 1996 Equity Incentive Plans. Options have a maximum term of 10 years measured from the date of grant, subject to earlier termination upon the optionee’s cessation of service with the Company. One hundred percent (100%) of any unvested options become immediately exercisable if there is a change in control.

(2)	Based on options to purchase 2,473,692 shares granted to employees in fiscal year 2002, including grants to the Named Executive Officers.

(3)	The exercise price is equal to the fair market value of the Common Stock on the date of grant, based on the closing sales price as reported on the Nasdaq National Market.

(4)
The potential realizable value is calculated based on the term of the option at its time of grant (10 years). It is calculated assuming that the stock price on the date of grant appreciates at the indicated annual rate, compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. These amounts represent certain assumed rates of appreciation only, in accordance with the rules of the SEC, and do not reflect the Company’s estimate or projection of future stock price performance. Actual gains, if any, are dependent on the actual future performance of the Company’s Common Stock.

(5)	As a result of his resignation, Mr. O’Neill’s options will expire in February 2003.

(6)	As a result of his resignation, Mr. Manley’s options expired on January 7, 2003.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR, AND SEPTEMBER 30, 2002 OPTION VALUES

Name	Shares Acquired on Exercise (#)	Value Realized($)(1)	Number of Securities Underlying Unexercised Options at FY-End (#) Exercisable/ Unexercisable	Value of Unexercised In-the- Money Options at FY-End ($) Exercisable/ Unexercisable(2)
John Floisand	0	N/A	109,708 / 418,334	$0 / $0
Charles M. O’Neill (3)	0	N/A	170,625 / 49,375	$0 / $0
John A. Racioppi	0	N/A	50,000 / 170,000	$0 / $0
Merle A. Waterman	0	N/A	194,686 / 50,314	$0 / $0
Marc A. Manley (4)	0	N/A	62,500 / 57,500	$0 / $0

(1)	Based on the fair market value per share of the Common Stock (the closing sales price reported by the Nasdaq National Market) at date of exercise, less the exercise price.

(2)
Whether an option is “in-the-money” is determined by subtracting the exercise price of the option from the closing price for the Common Stock as reported by the Nasdaq National Market on September 30, 2002 ($1.90). If the amount is greater than zero, the option is “in-the-money”. For the purpose of such calculation, the exercise price per share is the applicable exercise price as of September 30, 2002 and does not reflect market price changes subsequent to September 30, 2002.

(3)	As a result of his resignation, Mr. O’Neill’s options will expire in February 2003.

(4)	As a result of his resignation, Mr. Manley’s options expired on January 7, 2003.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
ON EXECUTIVE COMPENSATION (2)

The Compensation Committee of the Board of Directors (the “Committee”) is responsible for developing and making recommendations to the Board with respect to the Company’s executive compensation policies. The Committee consists of Marc H. Sternfeld and Louis C. Cole.

Compensation Philosophy

The Company’s executive compensation program is based on the following four objectives: (i) to link the interests of management with those of stockholders by encouraging stock ownership in the Company; (ii) to attract and retain superior executives by providing them with the opportunity to earn total compensation packages that are competitive with the industry; (iii) to reward individual results by recognizing performance through salary, annual cash incentives and long-term stock based incentives; and (iv) to manage compensation based on the level of skill, knowledge, effort and responsibility needed to perform the job successfully.

The components of the Company’s compensation program for its executive officers include (i) base salary, (ii) performance-based cash bonuses, and (iii) incentive compensation in the form of stock options.

Base Salary.    The Committee annually reviews base salaries of executive officers, including the Named Executive Officers listed in the Summary Compensation Table. Industry compensation surveys are used to establish base salaries that are within the range of those persons holding comparably responsible positions at other similar-sized software companies, both regionally and nationally. The Company’s current compensation structure falls generally within the midpoint salary range of compensation structures adopted by the other companies in the salary surveys reviewed. Executive’s salary may be increased based on (i) the individual’s increased contribution to the Company over the preceding year; (ii) the individual’s increased responsibilities over the preceding year; and (iii) any increase in median competitive pay levels.

Annual Cash Bonuses.    The Committee recommends the payment of bonuses from time-to-time to the Company’s employees, including its executive officers, to provide an incentive to these persons to be productive over the course of each fiscal year. These bonuses are awarded only if the Company achieves or exceeds certain corporate performance goals. The performance goals include both financial and non-financial measures. The Committee establishes the manner in which the performance goals are calculated and may exclude the impact of certain specified events from the calculation. The size of the cash bonus to each executive officer is based on the individual executive’s performance during the preceding year as well as that level of combination of cash compensation and stock options that would be required from a competitive point of view to retain the services of a valued executive officer.

Equity Incentive Plan.    The Company believes that a key component to the compensation of its executive officers should be through stock options. Stock options utilized by the Company for this purpose have been designed to provide an incentive to these employees by allowing them to directly participate in any increase in the long-term value of the Company. This incentive is intended to reward, motivate and retain the services of executive employees. The Company has historically rewarded its executive employees through the grant of Incentive Stock Options and Nonstatutory Stock Options.

Incentive Stock Options and Nonstatutory Stock Options are allocated to both executive and non-executive employees on an annual basis by either the Committee or the Board of Directors. The Company’s 1997 Equity Incentive Plan (the “Plan”) provides for the grant of up to 6,850,000 shares of the Company’s Common Stock, of which as of September 30, 2002, 94,314 shares have been issued upon the exercise of options, options to purchase 4,386,997 shares were outstanding and 2,368,689 shares remained available for future grant. Stock options are typically granted with exercise prices equal to the prevailing market value of the Company’s Common Stock on the date of grant, have 10-year terms and are subject to vesting periods established from time to time by the Committee.

The Compensation Committee employs no particular set of mechanical criteria in awarding stock options. Rather, it evaluates a series of factors including: (i) the overall performance of the Company for the fiscal year in question; (ii) the performance of the individual in question; (iii) the anticipated contribution by the individual to the Company on an overall basis; (iv) the historical level of compensation of the individual; (v) the level of compensation of similarly situated executives in the Company’s industry; and (vi) that level of combination of cash compensation and stock options that would be required from a competitive point of view to retain the services of a valued executive officer.

CEO Compensation

Effective October 8, 2001, Mr. Floisand became the interim Chief Executive Officer with an annual base salary of $300,000. In January 2002, Mr. Floisand was appointed the Chief Executive Officer with an annual base salary of $325,000 and an annual housing and car allowance of $76,800. Mr. Floisand’s annual base salary and allowance is within the range of compensation structures of those persons holding comparable positions at similar sized software companies. In setting this amount, the Committee took into account the scope of Mr. Floisand’s responsibility and the Board’s confidence in Mr. Floisand’s skills and ability to implement the Company’s new corporate strategy and business model. Mr. Floisand took no part in discussions relating to his own compensation.

Section 162(m) of the Internal Revenue Code

The Committee has considered the potential future effects of Section 162(m) of the Internal Revenue Code, as amended. Section 162(m) limits the deductibility by public companies of certain executive compensation in excess of $1.0 million per executive per year, but excludes from the calculation of such $1.0 million limit certain elements of compensation, including performance-based compensation. The cash compensation paid to the Company’s Named Executive Officers in fiscal 2002 did not approach the $1.0 million limit nor is it to be expected to approach such limit in fiscal year 2003. Therefore, the Committee has not yet established a policy for determining which forms of incentive compensation awarded to its Named Executive Officers shall be designed to qualify as “performance-based compensation.”

By the Compensation Committee

Marc H. Sternfeld
Louis C. Cole

(2)
The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference in any filing of the Company under the 1933 Act or the 1934 Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

As noted above, the Company’s Compensation Committee consists of Messrs. Sternfeld and Cole. No member of the Compensation Committee of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company’s Board of Directors or Compensation Committee.

PERFORMANCE MEASUREMENT COMPARISON (3)

The following graph and table show the total stockholder return of an investment of $100 in cash on September 30, 1997 for (i) the Company’s Common Stock, (ii) the Nasdaq Stock Market (U.S.) Index and (iii) the Goldman Sachs Software Index, an index based on companies in a group of public companies in the high technology industry. All values assume reinvestment of the full amount of all dividends and are calculated as of September 30th of each year. In fiscal 2002, due to discontinuance of the Hambrecht & Quist High Technology Index, the Company began utilizing the Goldman Sachs Software Index.

Comparison Of 5 Year Cumulative Total Return On Investment

(3)
This Section is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the 1933 Act or the 1934 Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

CERTAIN TRANSACTIONS

In January 2002, the Company entered into a Separation and Release Agreement with James M. Smith, Executive Vice President, Worldwide Sales, pursuant to which the Company paid Mr. Smith $112,500 in severance.

In April 2002, the Company entered into a Separation and Release Agreement with David A. Rice, Vice President, Business Development, pursuant to which the Company paid Mr. Rice $50,000 in severance and forgave the outstanding loan with the Company of $165,500.

On June 5, 2002, the Company entered into a $500,000 non-interest bearing loan with Mr. Floisand in connection with his relocation to Boulder, Colorado. The loan matures on the earlier of June 5, 2006 or 180 days after termination of employment with the Company. The loan is secured by Mr. Floisand’s primary residence, which he purchased with the proceeds of this loan.

The Company believes that all of the transactions set forth above were made on terms no less favorable to the Company than could have been otherwise obtained from unaffiliated third parties.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors
Merle A. Waterman
Vice President, Chief Financial Officer and Secretary

January 15, 2003

A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended September 30, 2002, is available without charge upon written request to: Corporate Secretary, Rogue Wave Software, Inc., 5500 Flatiron Parkway, Boulder, Colorado 80301.

ROGUE WAVE SOFTWARE, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON FEBRUARY 14, 2003

The undersigned hereby appoints John Floisand and Merle A. Waterman, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Rogue Wave Software, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Rogue Wave Software, Inc. to be held at 5500 Flatiron Parkway, Boulder, Colorado 80301 on Friday, February 14, 2003 at 8:00 a.m., Mountain Time, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2 AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

(Continued and to be signed on other side)

SEE REVERSE SIDE

MANAGEMENT RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTOR LISTED BELOW.

PROPOSAL 1:	To elect directors to hold office until the next Annual Meeting of Stockholders and until their successors are elected.

☐	FOR all nominees listed below (except as marked to the contrary below).	☐	WITHHOLD AUTHORITY to vote for all nominees listed below.

Nominees:	John Floisand, Thomas M. Atwood, Louis C. Cole, Margaret M. Norton and Marc H. Sternfeld

To withhold authority to vote for any nominee(s) write such nominee(s)’ name(s) below:

MANAGEMENT RECOMMENDS A VOTE FOR PROPOSAL 2.

PROPOSAL 2:	To ratify the selection of KPMG LLP as independent auditors of the Company for its fiscal year ending September 30, 2003.

☐ FOR	☐ AGAINST	☐ ABSTAIN

DATED

SIGNATURE(S)

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

Please vote, date and promptly return this proxy in the enclosed return envelope that is postage prepaid if mailed in the United States.